Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 2023 Results

Third Quarter Highlights
•Net revenues increased +16.3% driven by Organic Net Revenue1 growth of +15.7% with strong +3.8pp Volume/Mix performance, Volume/Mix positive across all regions
•Diluted EPS was $0.72, up +84.6%; Adjusted EPS1 was $0.82, up +16.7% on a constant currency basis
•Year-to-date cash provided by operating activities was $3.2 billion; Free Cash Flow1 was $2.4 billion, up +$0.5 billion vs prior year
•Return of capital to shareholders was $2.2 billion in the first nine months of the year
•Closed the divestiture of our developed market gum business for $1.4 billion
•Raising Organic Net Revenue outlook to 14% to 15% and Adjusted EPS growth outlook to ~16%

    CHICAGO, Ill. – November 1, 2023 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its third quarter 2023 results.
    “We delivered strong third quarter results that reinforce the durability of our categories, strength of our brands and geographies, and consistency of our execution. All regions delivered strong revenue growth with double-digit profitability growth, underpinned by strong volume/mix performance,” said Dirk Van de Put, Chairman and Chief Executive Officer. “We believe the best remains ahead as we strengthen and reshape our portfolio, substantially reinvest in our iconic brands, and continue developing best-in-class capabilities in key enablers such as digital and revenue growth management to further drive high-quality, sustainable growth for years to come. Our strong year-to-date performance and category attractiveness provide confidence to again raise both our net revenue and earnings outlook for the year.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q3 2023	% Chg vs PY	Q3 2023	Vol/Mix	Pricing
Quarter 3
Latin America	$1,305	42.9%	35.1%	3.6 pp	31.5	pp
Asia, Middle East & Africa	1,791	5.1	11.9	3.3	8.6
Europe	3,086	16.5	15.4	3.3	12.1
North America	2,847	14.0	11.4	4.6	6.8
Mondelēz International	$9,029	16.3%	15.7%	3.8 pp	11.9	pp
Emerging Markets	$3,527	14.0%	19.0%	3.4 pp	15.6	pp
Developed Markets	$5,502	17.8%	13.4%	3.9 pp	9.5	pp

September Year-to-Date	YTD 2023		YTD 2023
Latin America	$3,744	43.2%	37.2%	4.5 pp	32.7	pp
Asia, Middle East & Africa	5,339	4.6	13.0	4.2	8.8
Europe	9,319	13.5	15.9	—	15.9
North America	8,300	20.8	13.6%	3.0	10.6
Mondelēz International	$26,702	17.1%	17.0%	2.4 pp	14.6	pp
Emerging Markets	$10,431	17.7%	22.5%	3.4 pp	19.1	pp
Developed Markets	$16,271	16.7%	13.5%	1.7 pp	11.8	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q3 2023	vs PY (Rpt Fx)		Q3 2023	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 3
Gross Profit	$3,494	33.7%		$3,483	20.1%		22.3%
Gross Profit Margin	38.7%	5.0	pp	38.6%	1.2	pp
Operating Income	$1,379	103.1%		$1,511	20.6%		24.5%
Operating Income Margin	15.3%	6.6	pp	16.7%	0.6	pp
Net Earnings [2]	$984	85.0%		$1,117	12.9%		17.0%
Diluted EPS	$0.72	84.6%		$0.82	13.9%		16.7%

September Year-to-Date	YTD 2023			YTD 2023
Gross Profit	$10,294	25.0%		$10,075	16.3%		20.0%
Gross Profit Margin	38.6%	2.5	pp	37.7%	(0.3)	pp
Operating Income	$4,309	59.6%		$4,424	18.7%		23.6%
Operating Income Margin	16.1%	4.3	pp	16.6%	0.2	pp
Net Earnings	$4,009	87.9%		$3,373	12.0%		17.8%
Diluted EPS	$2.92	89.6%		$2.46	13.4%		18.9%

Third Quarter Commentary

•Net revenues increased 16.3 percent driven by Organic Net Revenue growth of 15.7 percent, and incremental sales from the company's 2022 acquisitions of Ricolino and Clif Bar, partially offset by unfavorable currency. Organic Net Revenue growth was driven by both pricing and favorable volume/mix.

•Gross profit increased $881 million, and gross profit margin increased 500 basis points to 38.7 percent primarily driven by favorable year-over-year change in mark-to-market impacts from derivatives and an increase in Adjusted Gross Profit1 margin. Adjusted Gross Profit increased $648 million at constant currency, and Adjusted Gross Profit margin increased 120 basis points to 38.6 percent due to pricing, lower manufacturing costs driven by productivity and favorable product mix, partially offset by higher raw material and transportation costs.

•Operating income increased $700 million and operating income margin was 15.3 percent, up 660 basis points primarily due to lapping prior-year acquisition-related costs, favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, higher Adjusted Operating Income margin and lapping prior-year inventory step-up charges. These favorable items were partially offset by higher acquisition integration costs and contingent consideration adjustments, and higher divestiture-related costs. Adjusted Operating Income increased $307 million at constant currency while Adjusted Operating Income margin increased 60 basis points to 16.7 percent, driven primarily by higher net pricing, lower manufacturing cost driven by productivity, SG&A leverage and favorable product mix, partially offset by input cost inflation.

•Diluted EPS was $0.72, up 84.6 percent, primarily due to lapping prior-year acquisition-related costs, an increase in Adjusted EPS, favorable year-over-year change in mark-to-market impacts from currency and commodity derivatives, a gain on marketable securities and lapping prior-year inventory step-up charges. These favorable items were partially offset by higher equity method investee items, higher acquisition integration costs and contingent consideration adjustments, higher intangible asset impairment charges, lapping prior-year net earnings from divestitures and higher remeasurement loss of net monetary position.

•Adjusted EPS was $0.82, up 16.7 percent on a constant currency basis primarily driven by strong operating gains, lower interest expense and fewer shares outstanding, partially offset by higher taxes, lower benefit plan non-service income and lower equity method investment net earnings.

•Capital Return: The company returned $0.6 billion to shareholders in cash dividends and share repurchases.

2023 Outlook
    Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For 2023, the company is updating its 2023 fiscal outlook and now expects 14 to 15 percent Organic Net Revenue growth versus the prior outlook of 12+ percent, which reflects the strength of its year-to-date performance. The company's expectation for Adjusted EPS growth on a constant currency basis is now approximately 16 percent versus the prior outlook of 12+ percent. The company's Free Cash Flow outlook remains at $3.3+ billion. The company estimates currency translation would decrease 2023 net revenue growth by approximately 4 percent3 with a negative $0.15 impact to Adjusted EPS3.
Outlook is provided in the context of greater than usual volatility as a result of geopolitical uncertainty.
Conference Call
    Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.
About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2022 net revenues of approximately $31 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.
Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.
End Notes
1.Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.Earnings attributable to Mondelēz International.
3.Currency estimate is based on published rates from XE.com on October 25, 2023.

Additional Definitions
    Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
    Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), instability of certain financial institutions, volatility of commodity and other input costs and availability of commodities;
•geopolitical uncertainty, including the impact of ongoing or new developments in Ukraine and the Middle East, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;

•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions and customer and consumer responses to such actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu;
•our investments and our ownership interests in those investments, including JDE Peet's;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•global or regional health pandemics or epidemics;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, rising interest rates, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and

•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars and shares, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues	$9,029	$7,763	$26,702	$22,801
Cost of sales	5,535	5,150	16,408	14,564
Gross profit	3,494	2,613	10,294	8,237
Gross profit margin	38.7%	33.7%	38.6%	36.1%
Selling, general and administrative expenses	2,019	1,884	5,743	5,253
Asset impairment and exit costs	58	18	128	188
Amortization of intangible assets	38	32	114	96
Operating income	1,379	679	4,309	2,700
Operating income margin	15.3%	8.7%	16.1%	11.8%
Benefit plan non-service income	(19)	(30)	(60)	(93)
Interest and other expense, net	66	71	258	337
Loss/(gain) on marketable securities	1	—	(606)	—
Earnings before income taxes	1,331	638	4,717	2,456
Income tax provision	(354)	(184)	(1,280)	(595)
Effective tax rate	26.6%	28.8%	27.1%	24.2%
Gain/(loss) on equity method investment transactions	1	(6)	465	(19)
Equity method investment net earnings	10	85	116	300
Net earnings	988	533	4,018	2,142
less: Noncontrolling interest earnings	(4)	(1)	(9)	(8)
Net earnings attributable to Mondelēz International	$984	$532	$4,009	$2,134
Per share data:
Basic earnings per share attributable to Mondelēz International	$0.72	$0.39	$2.94	$1.55
Diluted earnings per share attributable to Mondelēz International	$0.72	$0.39	$2.92	$1.54
Average shares outstanding:
Basic	1,363	1,372	1,364	1,381
Diluted	1,370	1,379	1,372	1,389

Schedule 2
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$1,610	$1,923
Trade receivables	3,498	3,088
Other receivables	793	819
Inventories, net	3,808	3,381
Other current assets	1,806	880
Total current assets	11,515	10,091
Property, plant and equipment, net	9,142	9,020
Operating lease right of use assets	608	660
Goodwill	23,307	23,450
Intangible assets, net	19,475	19,710
Prepaid pension assets	1,106	1,016
Deferred income taxes	483	473
Equity method investments	3,051	4,879
Other assets	2,173	1,862
TOTAL ASSETS	$70,860	$71,161
LIABILITIES
Short-term borrowings	$1,221	$2,299
Current portion of long-term debt	2,354	383
Accounts payable	7,658	7,562
Accrued marketing	2,704	2,370
Accrued employment costs	1,043	949
Other current liabilities	3,956	3,168
Total current liabilities	18,936	16,731
Long-term debt	16,411	20,251
Long-term operating lease liabilities	466	514
Deferred income taxes	3,444	3,437
Accrued pension costs	352	403
Accrued postretirement health care costs	212	217
Other liabilities	2,479	2,688
TOTAL LIABILITIES	42,300	44,241
EQUITY
Common Stock	—	—
Additional paid-in capital	32,181	32,143
Retained earnings	33,866	31,481
Accumulated other comprehensive losses	(11,232)	(10,947)
Treasury stock	(26,280)	(25,794)
Total Mondelēz International Shareholders' Equity	28,535	26,883
Noncontrolling interest	25	37
TOTAL EQUITY	28,560	26,920
TOTAL LIABILITIES AND EQUITY	$70,860	$71,161

	September 30, 2023	December 31, 2022	Incr/(Decr)
Short-term borrowings	$1,221	$2,299	$(1,078)
Current portion of long-term debt	2,354	383	1,971
Long-term debt	16,411	20,251	(3,840)
Total Debt	19,986	22,933	(2,947)
Cash and cash equivalents	1,610	1,923	(313)
Net Debt (1)	$18,376	$21,010	$(2,634)

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$4,018	$2,142
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	902	819
Stock-based compensation expense	109	88
Deferred income tax provision/(benefit)	9	41
Asset impairments and accelerated depreciation	95	178
Loss on early extinguishment of debt	1	38
(Gain)/loss on equity method investment transactions	(465)	19
Equity method investment net earnings	(116)	(300)
Distributions from equity method investments	136	169
Unrealized (gain)/loss on derivative contracts	(259)	220
Gain on marketable securities	(593)	—
Other non-cash items, net	53	32
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(687)	(625)
Inventories, net	(484)	(745)
Accounts payable	18	332
Other current assets	(108)	(143)
Other current liabilities	641	413
Change in pension and postretirement assets and liabilities, net	(120)	(162)
Net cash provided by operating activities	3,150	2,516
CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(780)	(621)
Acquisitions, net of cash received	19	(3,978)
Proceeds from divestitures including equity method and marketable security investments	2,727	604
(Payments)/proceeds from investments and derivative settlements	(180)	585
Net cash provided by/(used in) investing activities	1,786	(3,410)
CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuance of Commercial paper, maturities greater than 90 days	67	—
Repayments of Commercial paper, maturities greater than 90 days	(67)	—
Net (repayments)/issuances of short-term borrowings	(1,070)	1,370
Long-term debt proceeds	189	4,490
Long-term debt repayments	(2,087)	(3,005)
Repurchases of Common Stock	(659)	(1,838)
Dividends paid	(1,581)	(1,457)
Other	134	143
Net cash provided by/(used in) financing activities	(5,074)	(297)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(133)	(167)
Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(271)	(1,358)
Balance at beginning of period	1,948	3,553
Balance at end of period	$1,677	$2,195

Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.
The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES
The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2023, the company added to the non-GAAP definition for divestitures the inclusion of changes from equity method investment accounting to accounting for equity interests with readily determinable fair values (“marketable securities”). In addition, the company added to the non-GAAP definitions the exclusion of gains or losses associated with marketable securities.

•“Organic Net Revenue” is defined as net revenues (the most comparable U.S. GAAP financial measure) excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.
•“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.
•“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (the most comparable U.S. GAAP financial measures) or segment operating income excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European commission legal matter; impact from pension participation changes; and costs associated with the JDE Peet's transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations (the most comparable U.S. GAAP financial measure) excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; net earnings from divestitures; mark-to-market unrealized gains or losses and realized gains or losses from marketable securities; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.
•“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures (the most comparable U.S. GAAP financial measure). Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.
See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three and nine months ended September 30, 2023 and September 30, 2022. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME
The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.
ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS
The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.
Divestitures, Divestiture-related costs and Gains/(losses) on divestitures
Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement. the partial or full sale of an equity method investment and changes from equity method investment accounting to accounting for marketable securities. As the company records its share of JDE Peet’s ongoing earnings on a one-quarter lag basis, any JDE Peet’s ownership reductions are reflected as divestitures within the company's non-GAAP results the following quarter. Divestiture-related costs, which includes costs incurred in relation to the preparation and completion (including one-time costs such as severance related to elimination of stranded costs) for the company's divestitures as defined above, also includes costs incurred associated with the company's publicly announced processes to sell businesses.

•The company's 2023 divestitures include the April 3,2023 sale of JDEP shares and the March 2, 2023 sale of KDP shares and the change from equity method investment accounting to accounting for marketable securities for the company's remaining equity interest in KDP. See the section on gains/losses on equity method investment transactions and marketable securities below for more information.
•On July 7, 2022, the company completed the sale of a business in Argentina including several local gum and candy brands and a manufacturing facility. In addition, the company's Kraft Heinz Company license agreement to produce and sell Kraft mayonnaise in Latin America countries, predominately Mexico, expired on September 1, 2022. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $1 million in the three months and $22 million in the nine months ended September 30, 2023. In addition, the company incurred divestiture-related costs of $1 million in the three months and $3 million in the nine months ended September 30, 2022.
•In 2022, the company announced its intention to divest the company's developed market gum and global Halls businesses. On December 16, 2022, the company entered into an agreement to sell our developed market gum business in North America and Europe for $1.4 billion. On October 1, 2023, the company completed the sale to Perfetti Van Melle Group, excluding the Portugal business which the company retained pending regulatory approval. The company completed the sale of the Portugal business to Perfetti Van Melle Group on October 23, 2023. The company incurred divestiture-related costs of $14 million in the three months and $66 million in the nine months ended September 30, 2023, and $5 million in the three months and $9 million in the nine months ended September 30, 2022.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments
Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2022, the company acquired 100% of the equity of Grupo Bimbo's confectionery business, Ricolino, located primarily in Mexico. The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The acquisition added incremental net revenues of $180 million during the three months and $506 million during the nine months ended September 30, 2023 and operating income of $15 million during the three months and $31 million during the nine months ended September 30, 2023. The company incurred acquisition integration costs of $14 million in the three months and $30 million in the nine months ended September 30, 2023, and $7 million in the three months and nine months ended September 30, 2022. In addition, the company incurred acquisition-related costs of $1 million in the nine months ended September 30, 2022.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The acquisition added incremental net revenues of $71 million during the three months and $529 million during the nine months ended September 30,2023 and operating income of $11 million during the three months and $81 million during the nine months ended September 30, 2023. The company incurred acquisition integration costs and contingent consideration adjustments of $37 million in the three months and $92 million in the nine months ended September 30, 2023, and $16 million in the three months and nine months ended September 30, 2022. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions. An inventory step-up charge of $20 million was incurred in the three months and nine months ended September 30, 2022. In addition, the company incurred acquisition-related costs of $292 million in the three months and $296 million in the nine months ended September 30, 2022. These acquisition-related costs were primarily related to the buyout of the non-vested employee stock ownership plan shares.
On January 3, 2022, the company acquired 100% of the equity of Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company's existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition integration costs of $5 million in the three months and $15 million in the nine months ended September 30, 2023, and $14 million in the three months and $85 million in the nine months ended September 30, 2022. In addition, the company incurred acquisition-related costs of $21 million in the nine months ended September 30, 2022.
On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The company incurred acquisition integration costs of $1 million in the three months and $3 million in the nine months ended September 30, 2023, and $1 million in the three months and nine months ended September 30, 2022.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company's snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. The initial cash consideration paid was $229 million, net of cash received, and the company may be required to pay additional contingent consideration. The estimated fair value of the contingent consideration obligation at the acquisition date was $132 million and was determined using a Monte Carlo simulation based on forecasted future results. During the third quarter of 2021, the company recorded a $70 million reduction to the liability due to changes in the expected pace of growth. During the third quarter of 2022, the company recorded an additional $7 million reduction to the liability due to further changes to forecasted future results.
On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company's position in broader snacking. The company incurred acquisition integration costs and contingent consideration adjustments of $10 million in the three months and $11 million in the nine months ended September 30, 2023, and $1 million in the three months and nine months ended September 30, 2022. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions.
Simplify to Grow Program
The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.
Restructuring costs
The company recorded restructuring charges of $16 million in the three months and $48 million in the nine months ended September 30, 2023, and a gain of $10 million due to the sale of assets included in the restructuring program as well as charges of $3 million in the three months and charges of $8 million in the nine months ended September 30, 2022. This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.
Implementation costs
Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $4 million in the three months and $13 million in the nine months ended September 30, 2023, and $23 million in the three months and $62 million in the nine months ended September 30, 2022.
Intangible asset impairment charges
During the company's 2023 annual testing of indefinite-life intangible assets, the company recorded intangible asset impairment charges of $26 million in the third quarter of 2023 related to a chocolate brand in the North America segment and a biscuit brand in the Europe segment. The impairments were driven by changes in projections as a result of current and expected operating environment.

During the company's 2022 annual testing of indefinite-life intangible assets, the company recorded a $23 million intangible asset impairment charge in the third quarter of 2022 related to one brand. The impairment arose due to lower than expected growth and profitability in a local biscuit brand in AMEA.

During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA related to one local biscuit brand sold in select markets in AMEA and Europe.
Mark-to-market impacts from commodity and currency derivative contracts
The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company's operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized gains on commodity, forecasted currency and equity method transaction derivatives of $20 million in the three months and $236 million in the nine months ended September 30, 2023, and recorded net unrealized losses of $120 million in the three months and $220 million in the nine months ended September 30, 2022.
Remeasurement of net monetary position
The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. At this time, within the company's consolidated entities, Argentina and Türkiye are accounted for as highly inflationary economies. For Argentina, the company recorded remeasurement losses of $20 million in the three months and $41 million in the nine months ended September 30, 2023, and $12 million in the three months and $27 million in the nine months ended September 30, 2022 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded remeasurement loss of $2 million in the three months and $19 million in the nine months ended September 30, 2023, and a gain of $1 million in the three months and nine months ended September 30, 2022 related to the revaluation of the Turkish lira denominated net monetary position over these periods. The company recorded these charges for Argentina and Türkiye within selling, general and administrative expenses.
Impact from pension participation changes
The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company's complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months and $8 million in the nine months ended September 30, 2023, and $3 million in the three months and $8 million in the nine months ended September 30, 2022 within interest and other expense, net. As of September 30, 2023, the remaining discounted withdrawal liability was $332 million, with $15 million recorded in other current liabilities and $317 million recorded in long-term other liabilities.
Incremental costs due to the war in Ukraine
In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company's two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war. The company reversed $22 million during the remainder of 2022 and $2 million during the first nine months of 2023 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries. The company continues to make targeted repairs on both our plants and have partially reopened and restarted limited production in both plants.
Loss on debt extinguishment and related expenses
On March 18, 2022, the company completed a tender offer and redeemed long-term U.S. dollar denominated notes totaling $987 million. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.

Initial impacts from enacted tax law changes
The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform.

The company recorded net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $13 million in the three months and $15 million in the nine months ended September 30, 2023 and $13 million in the three months and $22 million in the nine months ended September 30, 2022.
Gains and losses on marketable securities and equity method investment transactions

Keurig Dr Pepper transactions
Our reduction in ownership in Keurig Dr Pepper Inc. (Nasdaq: "KDP") during the first quarter of 2023, to below 5% of the outstanding shares, resulted in a change of accounting for our KDP investment, from equity method investment accounting to accounting for equity interests with readily determinable fair values ("marketable securities") as the company no longer has significant influence. These marketable securities are measured at fair value based on quoted prices in active markets for identical assets (Level 1). Due to the change in accounting for the company's KDP investment, from equity method investment accounting to accounting as marketable securities, the company has treated the historical equity method earnings from KDP as a divestiture under the definitions of our non-GAAP financial measures. Therefore, the company has removed the equity method investment net earnings for KDP from its non-GAAP financial results for all historical periods presented to facilitate comparison of results.

On July 13, 2023, the company sold 23 million shares, the remainder of its shares of KDP. The company received proceeds of approximately $704 million.

On June 8, 2023, the company sold 23 million shares of KDP, which reduced our ownership by 1.6%, from 3.2% to 1.6% of the total outstanding shares. The company received proceeds of approximately $708 million.

On March 2, 2023, the company sold 30 million shares of KDP, which reduced the company's ownership interest by 2.1%, from 5.3% to 3.2% of the total outstanding shares. The company received proceeds of approximately $1.0 billion and recorded a pre-tax gain of $493 million (or $366 million after tax) during the first quarter of 2023.

In addition, the company has recorded a total gain on marketable securities of $593 million for the nine months ended September 30, 2023. In addition, the company recorded dividend income of $13 million for the nine months ended September 30, 2023.

JDEP transactions
On March 30, 2023, the company issued options to sell shares of JDEP in tranches equivalent to approximately 7.7 million shares. These options were exercisable at their maturities which were between July 30, 2023 and September 29, 2023, with strike prices ranging from €26.10 to €28.71 per share. During the three months ended September 30, 2023, options were exercised on 2.2 million shares, which reduced the company's ownership by 0.4%, from 18.1% to 17.7% of the total outstanding shares. The company received cash proceeds of €57 million ($62 million) and recorded a loss of €3 million ($4 million) for these sales during the three months ended September 30, 2023. The company continues to have board representation with two directors on JDEP's Board of Directors and have retained certain additional governance rights. As the company continues to have significant influence, the company will continue to account for the company's investment in JDEP under the equity method. As the company records its share of JDEP's ongoing earnings on a one-quarter lag basis, any JDEP's ownership reductions are reflected as divestitures within non-GAAP financial results the following quarter. As such, the company will recast divestitures within its non-GAAP financial results to reflect this sale of JDE Peet's shares in the fourth quarter of 2023.
On April 3, 2023, the company sold approximately 7.7 million shares of JDEP, which reduced the company's ownership interest by 1.6%, from 19.7% to 18.1% of the total outstanding shares. The company received €198 million ($217 million) of proceeds and recorded a loss of €18 million ($19 million) on this sale during the second quarter of 2023.

On May 8, 2022, the company sold approximately 18.6 million of our JDE Peet’s shares back to JDE Peet’s, which reduced the company's ownership interest by approximately 3% to 19.8%. The company received €500 million ($529 million) of proceeds and recorded a loss of €8 million ($8 million) on this sale during the second quarter of 2022.
Equity method investee items
Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.
Constant currency
Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK
The company’s outlook for 2023 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2023 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2023 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2023 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues
(in millions of U.S. dollars)
(Unaudited)

	Latin America	AMEA		Europe		North America		Mondelēz International
For the Three Months Ended September 30, 2023
Reported (GAAP)	$1,305	$1,791		$3,086		$2,847		$9,029
Acquisitions	(153)	—		—		(71)		(224)
Currency	80	116		(30)		6		172
Organic (Non-GAAP)	$1,232	$1,907		$3,056		$2,782		$8,977
For the Three Months Ended September 30, 2022
Reported (GAAP)	$913	$1,704		$2,649		$2,497		$7,763
Divestitures	(1)	—		—		—		(1)
Organic (Non-GAAP)	$912	$1,704		$2,649		$2,497		$7,762
$ Change - Reported (GAAP)	$392	$87		$437		$350		$1,266
$ Change - Organic (Non-GAAP)	320	203		407		285		1,215
% Change - Reported (GAAP)	42.9%	5.1%		16.5%		14.0%		16.3%
Divestitures	0.2 pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	(16.8)	—		—		(2.9)		(2.8)
Currency	8.8	6.8		(1.1)		0.3		2.2
% Change - Organic (Non-GAAP)	35.1%	11.9%		15.4%		11.4%		15.7%
Vol/Mix	3.6 pp	3.3	pp	3.3	pp	4.6	pp	3.8 pp
Pricing	31.5	8.6		12.1		6.8		11.9

	Latin America	AMEA		Europe		North America		Mondelēz International
For the Nine Months Ended September 30, 2023
Reported (GAAP)	$3,744	$5,339		$9,319		$8,300		$26,702
Acquisitions	(446)	—		—		(529)		(975)
Currency	260	430		198		32		920
Organic (Non-GAAP)	$3,558	$5,769		$9,517		$7,803		$26,647
For the Nine Months Ended September 30, 2022
Reported (GAAP)	$2,615	$5,106		$8,210		$6,870		$22,801
Divestitures	(22)	—		—		—		(22)
Organic (Non-GAAP)	$2,593	$5,106		$8,210		$6,870		$22,779
$ Change - Reported (GAAP)	$1,129	$233		$1,109		$1,430		$3,901
$ Change - Organic (Non-GAAP)	965	663		1,307		933		3,868
% Change - Reported (GAAP)	43.2%	4.6%		13.5%		20.8%		17.1%
Divestitures	1.2 pp	—	pp	—	pp	—	pp	0.1 pp
Acquisitions	(17.2)	—		—		(7.7)		(4.3)
Currency	10.0	8.4		2.4		0.5		4.1
% Change - Organic (Non-GAAP)	37.2%	13.0%		15.9%		13.6%		17.0%
Vol/Mix	4.5 pp	4.2	pp	—	pp	3.0	pp	2.4 pp
Pricing	32.7	8.8		15.9		10.6		14.6

Schedule 4b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues — Markets
(in millions of U.S. dollars)
(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended September 30, 2023
Reported (GAAP)	$3,527		$5,502		$9,029
Acquisitions	(153)		(71)		(224)
Currency	308		(136)		172
Organic (Non-GAAP)	$3,682		$5,295		$8,977
For the Three Months Ended September 30, 2022
Reported (GAAP)	$3,094		$4,669		$7,763
Divestitures	(1)		—		(1)
Organic (Non-GAAP)	$3,093		$4,669		$7,762
$ Change - Reported (GAAP)	$433		$833		$1,266
$ Change - Organic (Non-GAAP)	589		626		1,215
% Change - Reported (GAAP)	14.0%		17.8%		16.3%
Divestitures	—	pp	—	pp	—	pp
Acquisitions	(5.0)		(1.5)		(2.8)
Currency	10.0		(2.9)		2.2
% Change - Organic (Non-GAAP)	19.0%		13.4%		15.7%
Vol/Mix	3.4 pp		3.9 pp		3.8 pp
Pricing	15.6		9.5		11.9

	Emerging Markets		Developed Markets		Mondelēz International
For the Nine Months Ended September 30, 2023
Reported (GAAP)	$10,431		$16,271		$26,702
Acquisitions	(446)		(529)		(975)
Currency	843		77		920
Organic (Non-GAAP)	$10,828		$15,819		$26,647
For the Nine Months Ended September 30, 2022
Reported (GAAP)	$8,864		$13,937		$22,801
Divestitures	(22)		—		(22)
Organic (Non-GAAP)	$8,842		$13,937		$22,779
$ Change - Reported (GAAP)	$1,567		$2,334		$3,901
$ Change - Organic (Non-GAAP)	1,986		1,882		3,868
% Change - Reported (GAAP)	17.7%		16.7%		17.1%
Divestitures	0.3 pp		—	pp	0.1 pp
Acquisitions	(5.0)		(3.8)		(4.3)
Currency	9.5		0.6		4.1
% Change - Organic (Non-GAAP)	22.5%		13.5%		17.0%
Vol/Mix	3.4 pp		1.7 pp		2.4 pp
Pricing	19.1		11.8		14.6

Schedule 5a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended September 30, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,029	$3,494	38.7%	$1,379	15.3%
Simplify to Grow Program	—	2		20
Intangible asset impairment charges	—	—		26
Mark-to-market (gains)/losses from derivatives	—	(21)		(19)
Acquisition integration costs and contingent consideration adjustments	—	6		68
Divestiture-related costs	—	1		14
Incremental costs due to war in Ukraine	—	1		1
Remeasurement of net monetary position	—	—		22
Adjusted (Non-GAAP)	$9,029	$3,483	38.6%	$1,511	16.7%
Currency		66		49
Adjusted @ Constant FX (Non-GAAP)		$3,549		$1,560

	For the Three Months Ended September 30, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,763	$2,613	33.7%	$679	8.7%
Simplify to Grow Program	—	12		16
Intangible asset impairment charges	—	—		23
Mark-to-market (gains)/losses from derivatives	—	184		186
Acquisition integration costs and contingent consideration adjustments	—	1		27
Inventory step-up	—	20		20
Acquisition-related costs	—	72		292
Divestiture-related costs	—	1		6
Operating income from divestiture	(1)	—		—
Incremental costs due to war in Ukraine	—	(2)		(7)
Remeasurement of net monetary position	—	—		11
Adjusted (Non-GAAP)	$7,762	$2,901	37.4%	$1,253	16.1%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$881		$700
$ Change - Adjusted (Non-GAAP)		582		258
$ Change - Adjusted @ Constant FX (Non-GAAP)		648		307
% Change - Reported (GAAP)		33.7%		103.1%
% Change - Adjusted (Non-GAAP)		20.1%		20.6%
% Change - Adjusted @ Constant FX (Non-GAAP)		22.3%		24.5%

Schedule 5b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Nine Months Ended September 30, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$26,702	$10,294	38.6%	$4,309	16.1%
Simplify to Grow Program	—	4		61
Intangible asset impairment charges	—	—		26
Mark-to-market (gains)/losses from derivatives	—	(238)		(239)
Acquisition integration costs and contingent consideration adjustments	—	15		143
Divestiture-related costs	—	1		66
Incremental costs due to war in Ukraine	—	(1)		(2)
Remeasurement of net monetary position	—	—		60
Adjusted (Non-GAAP)	$26,702	$10,075	37.7%	$4,424	16.6%
Currency		326		183
Adjusted @ Constant FX (Non-GAAP)		$10,401		$4,607

	For the Nine Months Ended September 30, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$22,801	$8,237	36.1%	$2,700	11.8%
Simplify to Grow Program	—	33		69
Intangible asset impairment charges	—	—		101
Mark-to-market (gains)/losses from derivatives	—	265		268
Acquisition integration costs and contingent consideration adjustments	—	2		96
Inventory step-up	—	20		20
Acquisition-related costs	—	72		318
Divestiture-related costs	—	3		12
Operating income from divestiture	(22)	(3)		(4)
Incremental costs due to war in Ukraine	—	35		121
Remeasurement of net monetary position	—	—		26
Adjusted (Non-GAAP)	$22,779	$8,664	38.0%	$3,727	16.4%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$2,057		$1,609
$ Change - Adjusted (Non-GAAP)		1,411		697
$ Change - Adjusted @ Constant FX (Non-GAAP)		1,737		880
% Change - Reported (GAAP)		25.0%		59.6%
% Change - Adjusted (Non-GAAP)		16.3%		18.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		20.0%		23.6%

Schedule 6a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended September 30, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,379	$(19)	$66	$1	$1,331	$354	26.6%	$(1)	$(10)	$4	$984	$0.72
Simplify to Grow Program	20	—	—	—	20	2		—	—	—	18	0.01
Intangible asset impairment charges	26	—	—	—	26	6		—	—	—	20	0.02
Mark-to-market (gains)/losses from derivatives	(19)	—	—	—	(19)	(9)		1	—	—	(11)	(0.01)
Acquisition integration costs and contingent consideration adjustments	68	—	—	—	68	17		—	—	—	51	0.04
Divestiture-related costs	14	—	—	—	14	14		—	—	—	—	—
Incremental costs due to war in Ukraine	1	—	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	22	—	—	—	22	—		—	—	—	22	0.02
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(13)		—	—	—	13	0.01
Gain on marketable securities	—	—	—	—	—	21		—	—	—	(21)	(0.02)
Equity method investee items	—	—	—	—	—	—		—	(38)	—	38	0.03
Adjusted (Non-GAAP)	$1,511	$(19)	$63	$1	$1,466	$393	26.8%	$—	$(48)	$4	$1,117	$0.82
Currency											40	0.02
Adjusted @ Constant FX (Non-GAAP)											$1,157	$0.84
Diluted Average Shares Outstanding												1,370
	For the Three Months Ended September 30, 2022
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$679	$(30)	$71	$—	$638	$184	28.8%	$6	$(85)	$1	$532	$0.39
Simplify to Grow Program	16	—	—	—	16	3		—	—	—	13	0.01
Intangible asset impairment charges	23	—	—	—	23	6		—	—	—	17	0.01
Mark-to-market (gains)/losses from derivatives	186	—	69	—	117	22		(3)	—	—	98	0.07
Acquisition integration costs and contingent consideration adjustments	27	—	(1)	—	28	6		—	—	—	22	0.02
Inventory step-up	20	—	—	—	20	5		—	—	—	15	0.01
Acquisition-related costs	292	—	—	—	292	—		—	—	—	292	0.21
Divestiture-related costs	6	—	—	—	6	2		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	—	(2)		—	18	—	(16)	(0.01)
Incremental costs due to war in Ukraine	(7)	—	—	—	(7)	(2)		—	—	—	(5)	—
Remeasurement of net monetary position	11	—	—	—	11	—		—	—	—	11	0.01
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(13)		—	—	—	13	0.01
Loss on equity method investment transactions	—	—	—	—	—	(1)		(3)	—	—	4	—
Equity method investee items	—	—	—	—	—	—		—	13	—	(13)	(0.01)
Adjusted (Non-GAAP)	$1,253	$(30)	$136	$—	$1,147	$211	18.4%	$—	$(54)	$1	$989	$0.72
Diluted Average Shares Outstanding												1,379
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Nine Months Ended September 30, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$4,309	$(60)	$258	$(606)	$4,717	$1,280	27.1%	$(465)	$(116)	$9	$4,009	$2.92
Simplify to Grow Program	61	—	—	—	61	9		—	—	—	52	0.04
Intangible asset impairment charges	26	—	—	—	26	6		—	—	—	20	0.02
Mark-to-market (gains)/losses from derivatives	(239)	—	(6)	—	(233)	(38)		3	—	—	(198)	(0.14)
Acquisition integration costs and contingent consideration adjustments	143	—	—	—	143	39		—	—	—	104	0.08
Divestiture-related costs	66	—	—	—	66	22		—	—	—	44	0.03
Net earnings from divestitures	—	—	—	—	—	(4)		—	28	—	(24)	(0.02)
Incremental costs due to war in Ukraine	(2)	—	—	—	(2)	—		—	—	—	(2)	—
Remeasurement of net monetary position	60	—	—	—	60	—		—	—	—	60	0.04
Impact from pension participation changes	—	—	(8)	—	8	2		—	—	—	6	—
Loss on debt extinguishment and related expenses	—	—	(1)	—	1	—		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(15)		—	—	—	15	0.01
Gain on marketable securities	—	—	—	593	(593)	(135)		—	—	—	(458)	(0.33)
Gain on equity method investment transactions	—	—	—	—	—	(124)		462	—	—	(338)	(0.25)
Equity method investee items	—	—	—	—	—	—		—	(82)	—	82	0.06
Adjusted (Non-GAAP)	$4,424	$(60)	$243	$(13)	$4,254	$1,042	24.5%	$—	$(170)	$9	$3,373	$2.46
Currency											173	0.12
Adjusted @ Constant FX (Non-GAAP)											$3,546	$2.58
Diluted Average Shares Outstanding												1,372
	For the Nine Months Ended September 30, 2022
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,700	$(93)	$337	$—	$2,456	$595	24.2%	$19	$(300)	$8	$2,134	$1.54
Simplify to Grow Program	69	(1)	—	—	70	16		—	—	—	54	0.04
Intangible asset impairment charges	101	—	—	—	101	25		—	—	—	76	0.05
Mark-to-market (gains)/losses from derivatives	268	—	51	—	217	41		(3)	—	—	179	0.13
Acquisition integration costs and contingent consideration adjustments	96	—	(4)	—	100	57		—	—	—	43	0.03
Inventory step-up	20	—	—	—	20	5		—	—	—	15	0.01
Acquisition-related costs	318	—	—	—	318	3		—	—	—	315	0.23
Divestiture-related costs	12	—	—	—	12	3		—	—	—	9	0.01
Net earnings from divestitures	(4)	—	—	—	(4)	(19)		—	116	—	(101)	(0.07)
Incremental costs due to war in Ukraine	121	—	—	—	121	(4)		—	—	—	125	0.09
Remeasurement of net monetary position	26	—	—	—	26	—		—	—	—	26	0.02
Impact from pension participation changes	—	—	(8)	—	8	2		—	—	—	6	—
Loss on debt extinguishment and related expenses	—	—	(129)	—	129	31		—	—	—	98	0.07
Initial impacts from enacted tax law changes	—	—	—	—	—	(22)		—	—	—	22	0.01
Loss on equity method investment transactions	—	—	—	—	—	(1)		(16)	—	—	17	0.01
Equity method investee items	—	—	—	—	—	—		—	7	—	(7)	—
Adjusted (Non-GAAP)	$3,727	$(94)	$247	$—	$3,574	$732	20.5%	$—	$(177)	$8	$3,011	$2.17
Diluted Average Shares Outstanding												1,389
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Three Months Ended September 30,
	2023	2022	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.72	$0.39	$0.33	84.6%
Simplify to Grow Program	0.01	0.01	—
Intangible asset impairment charges	0.02	0.01	0.01
Mark-to-market (gains)/losses from derivatives	(0.01)	0.07	(0.08)
Acquisition integration costs and contingent consideration adjustments	0.04	0.02	0.02
Inventory step-up	—	0.01	(0.01)
Acquisition-related costs	—	0.21	(0.21)
Net earnings from divestitures	—	(0.01)	0.01
Remeasurement of net monetary position	0.02	0.01	0.01
Initial impacts from enacted tax law changes	0.01	0.01	—
Gain on marketable securities	(0.02)	—	(0.02)
Equity method investee items	0.03	(0.01)	0.04
Adjusted EPS (Non-GAAP)	$0.82	$0.72	$0.10	13.9%
Impact of unfavorable currency	0.02	—	0.02
Adjusted EPS @ Constant FX (Non-GAAP)	$0.84	$0.72	$0.12	16.7%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.16
Impact from acquisitions			0.01
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			0.04
Dividend income from marketable securities			—
Change in equity method investment net earnings			(0.01)
Change in income taxes			(0.08)
Change in shares outstanding			0.01
			$0.12

Schedule 7b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$2.92	$1.54	$1.38	89.6%
Simplify to Grow Program	0.04	0.04	—
Intangible asset impairment charges	0.02	0.05	(0.03)
Mark-to-market (gains)/losses from derivatives	(0.14)	0.13	(0.27)
Acquisition integration costs and contingent consideration adjustments	0.08	0.03	0.05
Inventory step-up	—	0.01	(0.01)
Acquisition-related costs	—	0.23	(0.23)
Divestiture-related costs	0.03	0.01	0.02
Net earnings from divestitures	(0.02)	(0.07)	0.05
Incremental costs due to war in Ukraine	—	0.09	(0.09)
Remeasurement of net monetary position	0.04	0.02	0.02
Loss on debt extinguishment and related expenses	—	0.07	(0.07)
Initial impacts from enacted tax law changes	0.01	0.01	—
Gain on marketable securities	(0.33)	—	(0.33)
(Gain)/loss on equity method investment transactions	(0.25)	0.01	(0.26)
Equity method investee items	0.06	—	0.06
Adjusted EPS (Non-GAAP)	$2.46	$2.17	$0.29	13.4%
Impact of unfavorable currency	0.12	—	0.12
Adjusted EPS @ Constant FX (Non-GAAP)	$2.58	$2.17	$0.41	18.9%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.43
Impact from acquisitions			0.06
Change in benefit plan non-service income			(0.02)
Change in interest and other expense, net			—
Dividend income from marketable securities			0.01
Change in equity method investment net earnings			(0.01)
Change in income taxes			(0.09)
Change in shares outstanding			0.03
			$0.41

Schedule 8a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended September 30, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,305	$1,791	$3,086	$2,847	$—	$—	$—	$—	$9,029
Divestitures	—	—	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$1,305	$1,791	$3,086	$2,847	$—	$—	$—	$—	$9,029
Operating Income
Reported (GAAP)	$156	$302	$494	$532	$19	$(86)	$(38)	$—	$1,379
Simplify to Grow Program	—	4	1	12	—	3	—	—	20
Intangible asset impairment charges	—	—	6	20	—	—	—	—	26
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(19)	—	—	—	(19)
Acquisition integration costs and contingent consideration adjustments	13	—	6	46	—	3	—	—	68
Divestiture-related costs	—	—	12	1	—	1	—	—	14
Incremental costs due to war in Ukraine	—	—	1	—	—	—	—	—	1
Remeasurement of net monetary position	20	—	2	—	—	—	—	—	22
Adjusted (Non-GAAP)	$189	$306	$522	$611	$—	$(79)	$(38)	$—	$1,511
Currency	(11)	27	31	1	—	(2)	3	—	49
Adjusted @ Constant FX (Non-GAAP)	$178	$333	$553	$612	$—	$(81)	$(35)	$—	$1,560
$ Change - Reported (GAAP)	$44	$45	$81	$67	n/m	$(28)	$(6)	n/m	$700
$ Change - Adjusted (Non-GAAP)	59	24	96	119	n/m	(34)	(6)	n/m	258
$ Change - Adjusted @ Constant FX (Non-GAAP)	48	51	127	120	n/m	(36)	(3)	n/m	307
% Change - Reported (GAAP)	39.3%	17.5%	19.6%	14.4%	n/m	(48.3)%	(18.8)%	n/m	103.1%
% Change - Adjusted (Non-GAAP)	45.4%	8.5%	22.5%	24.2%	n/m	(75.6)%	(18.8)%	n/m	20.6%
% Change - Adjusted @ Constant FX (Non-GAAP)	36.9%	18.1%	29.8%	24.4%	n/m	(80.0)%	(9.4)%	n/m	24.5%
Operating Income Margin
Reported %	12.0%	16.9%	16.0%	18.7%					15.3%
Reported pp change	(0.3)pp	1.8 pp	0.4 pp	0.1 pp					6.6 pp
Adjusted %	14.5%	17.1%	16.9%	21.5%					16.7%
Adjusted pp change	0.2 pp	0.6 pp	0.8 pp	1.8 pp					0.6 pp

	For the Three Months Ended September 30, 2022
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$913	$1,704	$2,649	$2,497	$—	$—	$—	$—	$7,763
Divestitures	(1)	—	—	—	—	—	—	—	(1)
Adjusted (Non-GAAP)	$912	$1,704	$2,649	$2,497	$—	$—	$—	$—	$7,762
Operating Income
Reported (GAAP)	$112	$257	$413	$465	$(186)	$(58)	$(32)	$(292)	$679
Simplify to Grow Program	(1)	1	8	—	—	8	—	—	16
Intangible asset impairment charges	—	23	—	—	—	—	—	—	23
Mark-to-market (gains)/losses from derivatives	—	—	—	—	186	—	—	—	186
Acquisition integration costs and contingent consideration adjustments	6	1	13	7	—	—	—	—	27
Inventory step-up	—	—	—	20	—	—	—	—	20
Acquisition-related costs	—	—	—	—	—	—	—	292	292
Divestiture-related costs	1	—	—	—	—	5	—	—	6
Incremental costs due to war in Ukraine	—	—	(7)	—	—	—	—	—	(7)
Remeasurement of net monetary position	12	—	(1)	—	—	—	—	—	11
Adjusted (Non-GAAP)	$130	$282	$426	$492	$—	$(45)	$(32)	$—	$1,253
Operating Income Margin
Reported %	12.3%	15.1%	15.6%	18.6%					8.7%
Adjusted %	14.3%	16.5%	16.1%	19.7%					16.1%

Schedule 8b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,744	$5,339	$9,319	$8,300	$—	$—	$—	$—	$26,702
Divestitures	—	—	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$3,744	$5,339	$9,319	$8,300	$—	$—	$—	$—	$26,702
Operating Income
Reported (GAAP)	$429	$869	$1,450	$1,678	$239	$(242)	$(114)	$—	$4,309
Simplify to Grow Program	(2)	6	30	20	—	7	—	—	61
Intangible asset impairment charges	—	—	6	20	—	—	—	—	26
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(239)	—	—	—	(239)
Acquisition integration costs and contingent consideration adjustments	29	2	15	93	—	4	—	—	143
Divestiture-related costs	—	—	49	10	—	7	—	—	66
Incremental costs due to war in Ukraine	—	—	(2)	—	—	—	—	—	(2)
Remeasurement of net monetary position	41	—	19	—	—	—	—	—	60
Adjusted (Non-GAAP)	$497	$877	$1,567	$1,821	$—	$(224)	$(114)	$—	$4,424
Currency	3	87	92	6	—	(7)	2	—	183
Adjusted @ Constant FX (Non-GAAP)	$500	$964	$1,659	$1,827	$—	$(231)	$(112)	$—	$4,607
$ Change - Reported (GAAP)	$124	$129	$280	$341	n/m	$(72)	$(18)	n/m	$1,609
$ Change - Adjusted (Non-GAAP)	160	28	173	428	n/m	(74)	(18)	n/m	697
$ Change - Adjusted @ Constant FX (Non-GAAP)	163	115	265	434	n/m	(81)	(16)	n/m	880
% Change - Reported (GAAP)	40.7%	17.4%	23.9%	25.5%	n/m	(42.4)%	(18.8)%	n/m	59.6%
% Change - Adjusted (Non-GAAP)	47.5%	3.3%	12.4%	30.7%	n/m	(49.3)%	(18.8)%	n/m	18.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	48.4%	13.5%	19.0%	31.2%	n/m	(54.0)%	(16.7)%	n/m	23.6%
Operating Income Margin
Reported %	11.5%	16.3%	15.6%	20.2%					16.1%
Reported pp change	(0.2)pp	1.8 pp	1.3 pp	0.7 pp					4.3 pp
Adjusted %	13.3%	16.4%	16.8%	21.9%					16.6%
Adjusted pp change	0.3 pp	(0.2)pp	(0.2)pp	1.6 pp					0.2 pp

	For the Nine Months Ended September 30, 2022
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,615	$5,106	$8,210	$6,870	$—	$—	$—	$—	$22,801
Divestitures	(22)	—	—	—	—	—	—	—	(22)
Adjusted (Non-GAAP)	$2,593	$5,106	$8,210	$6,870	$—	$—	$—	$—	$22,779
Operating Income
Reported (GAAP)	$305	$740	$1,170	$1,337	$(268)	$(170)	$(96)	$(318)	$2,700
Simplify to Grow Program	—	7	23	28	—	11	—	—	69
Intangible asset impairment charges	—	101	—	—	—	—	—	—	101
Mark-to-market (gains)/losses from derivatives	—	—	—	—	268	—	—	—	268
Acquisition integration costs and contingent consideration adjustments	6	1	81	8	—	—	—	—	96
Inventory step-up	—	—	—	20	—	—	—	—	20
Acquisition-related costs	—	—	—	—	—	—	—	318	318
Divestiture-related costs	3	—	—	—	—	9	—	—	12
Operating income from divestitures	(4)	—	—	—	—	—	—	—	(4)
Incremental costs due to war in Ukraine	—	—	121	—	—	—	—	—	121
Remeasurement of net monetary position	27	—	(1)	—	—	—	—	—	26
Adjusted (Non-GAAP)	$337	$849	$1,394	$1,393	$—	$(150)	$(96)	$—	$3,727
Operating Income Margin
Reported %	11.7%	14.5%	14.3%	19.5%					11.8%
Adjusted %	13.0%	16.6%	17.0%	20.3%					16.4%

Schedule 9
Mondelēz International, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures Net Cash Provided by Operating Activities to Free Cash Flow (in millions of U.S. dollars) (Unaudited)

	For the Nine Months Ended September 30,
	2023	2022	$ Change
Net Cash Provided by Operating Activities (GAAP)	$3,150	$2,516	$634
Capital Expenditures	(780)	(621)	(159)
Free Cash Flow (Non-GAAP)	$2,370	$1,895	$475